Exhibit 99.1

July 11, 2025

Dear Shareholders,

As we reflect on the second quarter of 2025, I’m proud to share updates that highlight both meaningful growth and memorable moments for our Wilson Bank & Trust family. The Board of Directors of Wilson Bank Holding Company is pleased to share with you our operating results for the first half of 2025. A couple of highlights are solid growth in both loans and deposits, improved margins and thoughtful expense control. Special thanks to all of our team for their focus and hard work in helping us achieve these results.

The following are the performance metrics as of and for the six months ended June 30, 2025:

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Assets as of June 30, 2025 were $5.632 billion, representing an increase of $273.1 million, or 5.10%, from December 31, 2024.
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Loans as of June 30, 2025 were $4.288 billion, representing an increase of $196.1 million, or 4.79%, from December 31, 2024.
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Deposits as of June 30, 2025 were $5.040 billion, representing an increase of $209.7 million, or 4.34%, from December 31, 2024.
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Shareholder’s equity was $531.0 million as of June 30, 2025, representing an increase of $51.3 million, or 10.68%, from December 31, 2024.
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Net Income for the six months ended June 30, 2025 was $35.5 million, up $6.6 million, or 22.84%, over the six months ended June 30, 2024.
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Earnings Per Diluted Share for the six-month period ended June 30, 2025 were $2.95, compared to $2.45 for the six-month period ended June 30, 2024, an increase of 20.41%.

The Board of Directors has declared a $1.25 per share cash dividend to shareholders of record as of July 1, 2025 that will be payable on July 25, 2025. The latest price at which the Company’s common stock has been traded of which we are aware was $77.60 per share.

We officially closed the F&M Bank branch purchase of the Tech Office in Cookeville, our first full branch acquisition and a strategic move that expands our presence in Putnam County. The location is already open and serving customers, and we look forward to celebrating this exciting addition with our official Grand Opening on August 29—perfectly timed with the start of a new school year at Tennessee Tech University. This expansion aligns with our long-term commitment to building strong community partnerships and providing more convenient access to our banking services.

We’re also incredibly honored to be recognized as one of Forbes 2025 Best Banks in America. This recognition showcases the institutions most valued by residents in each state and aims to recognize the banks that have excelled in meeting the unique needs and expectations of their local communities. This honor is a reflection of the trust you’ve placed in us and the dedication of our exceptional team members who continue to deliver personalized service in every market we serve.

Speaking of our people, WBT is thrilled to welcome Patty Hoppenstedt to our Executive Team as Chief Human Resources Officer. As we grow, attracting, developing, and retaining top talent remains a top priority. Patty brings a deep passion for people and a philosophy grounded in transparency, accessibility, and authentic connection. Her leadership will help us elevate the employee experience across the bank and ensure that WBT continues to be an employer of choice in every community we call home.

And finally, a heartfelt thank you to everyone who joined us for our annual Shareholder Picnic. The day was a success with record breaking attendance — capped off by a showstopping performance from country music legend, Tracy Lawrence. The evening was a special reminder of the values and relationships that make our bank so special.

We’re entering the second half of the year with strong momentum and a clear sense of purpose. Thank you for being part of this journey with us and for your continued support. Have a great summer and hope to see you at the Wilson County Tennessee State Fair!

Sincerely,
WILSON BANK HOLDING COMPANY

John McDearman, III President/CEO	Mike Maynard Chairman